Exhibit 99.2

American Public Education Inc . 1 Purpose Made Possible First Quarter 2020 Results | May 11, 2020 Presented By Angela Selden President and CEO Richard Sunderland, CPA Executive VP and CFO

American Public Education Inc . 2 The function of education is to teach one to think intensively and to think critically. Intelligence plus character – that is the goal of true education. Martin Luther King Safe Harbor Statement Statements made in this presentation regarding American Public Education, Inc., or its subsidiaries, that are not historical facts are forward - looking statements based on current expectations, assumptions, estimates and projections about American Public Education, Inc. and the industry. These forward - looking statements are subject to risks and uncertainties that could cause actual future events or results to differ materially from such statements. Forward - looking statements can be identified by words such as “anticipate,” “believe,” “seek,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will” and “would.” These forward - looking statements include, without limitation, statements regarding expected growth, expected registrations, enrollments, expected revenues, expenses and earnings, and plan s with respect to recent, current and future initiatives (including our marketing initiative, efforts to stabilize and grow Hondros College of Nursing, and information technology replacements and upgrades), investments and partnerships, and the future impacts of and the Company’s response to the COVID - 19 pandemic. Actual results could differ materially from those expressed or implied by these forward - looking statements as a result of various factors, including the various risks described in the “Risk Factors” section and elsewhere in the Company’s Annual Report on Form 10 - K for the year ended December 31, 2019, Quarterly Report on Form 10 - Q for the period ended March 31, 20 20, and other filings with the SEC, including risks related to the COVID - 19 pandemic. The Company undertakes no obligation to update publicly any forward - looking statements for any reason, unless required by law, even if new information becomes available or other events occur in the future.

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# First Quarter Results & Priorities

- **Grow the Core Business.** New and total net course registrations at APUS increased year-over-year in each primary funding category, except FSA.

  In addition, net course registrations by new students utilizing TA increased year-over-year in each military branch, excluding the Navy.

  APUS will launch a BS in Data Science, BS in Computer Science and MEd in Higher Education Administration, as well as 10 new associate's degree programs, for enrollment starting in July.

  - **Enhance the Student Experience.** APUS continued to rollout its cloud-based LMS and plans to complete a full implementation of the LMS and a new CRM by early 2021.

  - **Elevate Affordability Message.** APUS launched a new marketing campaign elevating our message of affordability and ROI for learners.

- **Stabilize and Grow HCN.** New student enrollment at HCN increased 31% year-over-year reflecting continued progress on the institution's enrollment recovery plan. In April, classes started remotely for HCN's new Indianapolis Campus.

## APUS Net Course Registrations by Primary Funding Source:

Three Month Ending March 31, 2020

| | %Change(Y/Y) |
|---|---|
| TA | +4.1% |
| Other | +2.7% |
| VA | +1.4% |
| FSA | -7.3% |
| Total | +0.5% |


13.8%
40.8%
22.9%
22.5%
TA
FSA
VA
Other

American Public Education Inc.

American Public Education Inc . 4 Our COVID - 19 Response • Business Continuity Plan. APUS and HCN employees have transitioned to nearly 100% remote work. We believe we are well positioned for stay - at - home/virtual work environment. • Health/Safety of Employees & Students. Launched several hardship leave and flexible scheduling policies for employees. • HCN Operational Changes. HCN campuses remain open for labs and advising, although health screenings are required before entry. Aided by APUS expertise, HCN temporarily transitioned nearly all courses to an online format. • Strong Liquidity. APEI reported $197M in cash and equivalents, no long - term debt. • Reliability, Security & Scalability. IT department well prepared with critical services operating effectively and focused on the security of our tried - and - tested learning platform which has the capacity to serve more students. • Momentum2020. APUS announced $ 20M in scholarships for up to 20,000+ visiting students whose studies have been disrupted by COVID - 19 . We believe the student experience will continue without significant interruption 4 Affordability public health first responders military heritage strong balance sheet accessibility flexibility public safety grow core business online nursing social responsibility we believe the student experience will continue without significant interruption

American Public Education Inc . 5 $74.6M Consolidated Revenue $0.16/ Share GAAP EPS Diluted $0 Long - Term Debt $196.8M Cash and Equivalents • Consolidated revenue increased by 1.6% to $74.6 million, compared to $73.4 million in the same period of 2019. • Net income of $2.4 million, or $0.16 per diluted share, compared to net income of $1.0 million, or $0.06 per diluted share, in the prior year period. The first quarter of 2019 includes non - cash expense of $5.9 million associated with a reduction in the carrying value of goodwill for the Company’s HCN Segment. • Total cash and cash equivalents as of March 31, 2020 were approximately $196.8 million, compared to $202.7 million as of December 31, 2019 . • We repurchased 547,563 shares of common stock for approximately $13.6 million. At March 31, 2020, there remains $8.4 million available under our share repurchase authorization. First Quarter 2020 Financial Summary

American Public Education Inc . 6 APEI Outlook Second Quarter 2020 Approximate Y/Y Change APUS Net course registrations 1 by new students +8% to + 12 % APUS Net course registrations 1 +6% to + 10 % HCN New student enrollment 2 +56% HCN Student enrollment 2 +14% APEI Consolidated revenue +8% to +12% APEI Consolidated net income per share $ 0.20 to $ 0.25 These statements are based on current expectations. These statements are forward - looking and actual results may differ materially. 1. APUS Net course registrations represent the approximate aggregate number of courses for which students remain enrolled after the date by which they may drop a course without financial penalty. 2. HCN Student enrollment represents the total number of students enrolled in a course after the date by which students may drop a course without financial penalty.

American Public Education Inc . 7 Three Months Ended March 3 1 , 2020 2 01 9 COSTS AND EXPENSES Instructional costs and services 39.2% 38.0 % Selling and promotional 2 4.4% 20.5 % General and administrative 28.1% 26.0 % Loss on disposals of long - lived assets 0.2% 0.2% Impairment of goodwill — 8.0% Depreciation and amortization 4.5% 5.5 % Total costs and expenses 96.4% 98.2 % Appendix

American Public Education Inc . 8 Thank You